AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

Schroder Series Trust

Schroder Global Series Trust

Schroder Capital Funds (Delaware)

December 16, 2014

This Amended and Restated Shareholder Service Plan (the “Plan”) constitutes the Shareholder Service Plan of the funds listed on Exhibit A hereto (collectively, the “Funds”), each a series of Schroder Series Trust, a Massachusetts business trust,  Schroder Capital Funds (Delaware), a Delaware business trust, or Schroder Global Series Trust, a Massachusetts business trust (each a “Trust,” and collectively, the “Trusts”), and amends and restates the shareholder service plan for Schroder Global Series Trust adopted on June 12, 2012.  The Trusts adopt this Plan pursuant to which a Fund, out of the net assets of the Fund attributable to a class of shares of the Fund listed on Exhibit A (each, a “Class”), may make payments to Schroder Investment Management North America Inc., the Funds’ investment adviser, Schroder Fund Advisors LLC, the Funds’ distributor, and such other entities as may from time to time act as the shareholder servicer of such Class (each, a “Shareholder Servicer”), up to the amounts determined as set forth on Exhibit A hereto as compensation for providing services and/or incurring expenses directly or indirectly supporting or relating to the shareholder servicing function, and not for distribution services or expenses, in respect of that Class.

The material aspects of the Plan are as follows:

1.             Shareholder Servicers may enter into agreements with financial intermediaries (“Service Agents”) through which investors make and/or maintain their investments in shares of the Class and who perform shareholder services.  The Shareholder Servicer in question is responsible for payment to the Service Agents.  Services may vary by Class and based on the services offered by Service Agents.

2.             Amounts paid under this Plan are expected to be used to compensate Shareholder Servicers for (i) payments made (or directed to be made) by Shareholder Servicers to Service Agents in connection with the provision of shareholder services provided by Service Agents and (ii) other expenses borne by Shareholder Servicers directly or indirectly supporting or relating to the shareholder servicing function for a Class of a Fund.  Payments under the Plan are for shareholder servicing and are not primarily intended to result in the sale of shares of a Fund.

3.             The Shareholder Servicers in question shall determine the amounts to be paid to Service Agents, and the basis on which such payments will be made.  Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related agreement between the Service Agent and the Shareholder Servicer in question or the Fund.

4.             For the purpose of determining the amounts payable under the Plan, the value of the Fund’s net assets attributable to each Class shall be computed in the manner specified in the Fund’s organizational documents and registration statement.

5.             The Trusts’ Boards of Trustees (the “Board”) shall be provided, at least quarterly, with a written report of amounts paid pursuant to the Plan.  The report shall state the purpose for which the amounts were paid.

6.             The Plan has been approved by a majority of the Board members, including a majority of the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of the Fund (“Independent Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.  In voting to approve the implementation of the Plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and shareholders of each Class.

7.             As to each Class, the Plan shall continue for a period of no more than one year, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 6 hereof.

8.             As to each Class, the Plan may be amended at any time by the Board, provided that any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 6 hereof.

9.             As to each Class, the Plan may be amended or terminated without penalty at any time by vote of a majority of the Independent Trustees.

EXHIBIT A

Trust	Funds	Class(es)	Service Fee (as a Percentage of Average Daily Net Assets)
Schroder Series Trust	Schroder Total Return Fixed Income Fund	Advisor, Investor	Up to 0.15%
	Schroder Emerging Market Equity Fund	Advisor, Investor	Up to 0.15%
	Schroder U.S. Small and Mid Cap Opportunities Fund	Advisor, Investor	Up to 0.15%
	Schroder International Multi-Cap Value Fund	Advisor, Investor	Up to 0.15%
	Schroder Absolute Return EMD and Currency Fund	Advisor, Investor	Up to 0.15%
	Schroder Emerging Market Multi-Cap Equity Fund	Advisor, Investor	Up to 0.15%
	Schroder Emerging Market Multi-Sector Bond Fund	Advisor, Investor	Up to 0.15%
	Schroder Global Multi-Asset Income Fund	Advisor, Investor	Up to 0.15%
	Schroder Global Strategic Bond Fund	Advisor, Investor	Up to 0.15%
	Schroder Broad Tax-Aware Value Bond Fund	Advisor, Investor	Up to 0.15%
	Schroder Long Duration Investment-Grade Bond Fund	Investor	Up to 0.15%

Schroder Global Series Trust	Schroder Global Multi-Cap Equity Fund	Advisor, Investor	Up to 0.15%
	Schroder North American Equity Fund	Advisor, Investor	Not applicable

Schroder Capital Funds (Delaware)	Schroder International Alpha Fund	Advisor, Investor	Up to 0.15%
	Schroder U.S. Opportunities Fund	Advisor, Investor	Up to 0.15%